Exhibit 99.1

FB102 ACHIEVES STATISTICALLY SIGNIFICANT IMPROVEMENT IN VITILIGO AT

WEEK 24 AFTER COMPLETION OF 12-WEEK TREATMENT PERIOD

Statistically Significant FB102 Benefit Observed By Day 64 and Continued through Week 24

FB102-Treated Subjects Continued Improving Through Week 24 After Completion of the 12-Week

Treatment Period Supporting FB102 Mechanistic Modulation of Both IL-2– and IL-15–Dependent

Pathogenic T-cell Biology while Preserving Regulatory T Cells

Forte will be Hosting a Conference Call to Discuss the Results at 8:30 am ET

DALLAS, TX –JULY 9, 2026 – Forte Biosciences, Inc. (www.fortebiorx.com) (NASDAQ: FBRX), a clinical-stage biopharmaceutical company focused on autoimmune and autoimmune-related diseases, today announced positive results from the FB102 double-blind placebo-controlled phase 1b study in vitiligo:

•	FB102 achieved 29.6% mean FVASI improvement from baseline at week 24 (p-value = 0.020)

•	Response to FB102 was observed early, with statistically significant improvements observed by the day 64 visit (p=0.023), continuing through week 24, after completion of the 12-week treatment period.

•

FB102 achieved 43.2% mean FVASI improvement from baseline at week 24 (p-value = 0.006) in subjects with greater disease involvement having baseline FVASI ≥0.75 (approximately one-quarter of face depigmented), including:

•	FVASI50 = 58.8%

•	FVASI75 = 23.5%

•

Responder endpoints in overall population achieved FVASI50 in 34.4% of FB102 treated subjects at week 24 with FVASI 75 achieved in 12.5% of FB102 treated subjects at week 24; this endpoint was impacted by one placebo FVASI75 responder, reinforcing the importance of randomized controlled studies and baseline severity when interpreting vitiligo responder endpoints.

•

The majority of FB102 treated subjects continued to improve through week 24 after completion of the 12-week treatment period with an additional 8 percentage point FVASI improvement between week 12 and 24.

•	Among FB102-treated subjects with baseline FVASI ≥0.75 the mean FVASI improvement increased an additional 14 percentage points between week 12 and 24.

•

84% (27/32) of FB102 treated subjects improved from baseline to week 24 following the 12-week treatment period and 0% (0/32) worsened. 27% (3/11) of placebo subjects worsened during the 24 week period.

•	FB102 continues to demonstrate a strong safety profile and compared favorably to placebo with only mild to moderate AEs.

•

These independent centrally-reviewed, placebo-controlled data demonstrate statistically significant FB102 mean FVASI improvements from baseline, with progressive improvement and a strong responder profile through week 24 after completion of the 12-week treatment period.

Forte will be hosting a call at 8:30 am ET with Prof. David Rosmarin, MD, the Kampen-Norins scholar and Chair of the Department of Dermatology at Indiana University School of Medicine. The call can be accessed through the following link: https://events.q4inc.com/attendee/542970326 and dial-in numbers: USA / International Toll +1 (646) 307-1963, USA - Toll-Free (800) 715-9871 and Conference ID: 2547706

The event and accompanying slides can also be accessed by visiting the investor relations section of the company’s website at https://www.fortebiorx.com/investor-relations/default.aspx. An archived webcast will be available on the company’s website following the event.

“With statistically significant placebo-controlled activity now demonstrated in vitiligo and the prior Phase 1b activity demonstrated in celiac disease, we look forward to the imminent readout from our ongoing Phase 2 celiac disease trial as the next important clinical catalyst for FB102,” said Paul Wagner, PhD, Chairman and CEO of Forte Biosciences. “Forte’s optimized FB102 blockade of CD122 was designed to modulate both IL-2– and IL-15–dependent pathogenic T-cell biology while preserving regulatory T cells, and clinical data to date support this profile. This may enable broader immune pathway modulation than IL-15 blockade alone and may avoid the regulatory T-cell modulation that can occur with overly potent CD122 inhibition. Data from this Phase 1b vitiligo study and from the previously reported Phase 1b trial in celiac disease reinforce the activity and broad potential for FB102.”

Summary of FB102 Phase 1b Vitiligo results

The FB102 double-blind placebo-controlled phase 1b vitiligo study enrolled 43 subjects 3:1 randomized with 11 on placebo and 32 on FB102. Forte enrolled 2 FB102 treatment cohorts in the trial including the 3 mg/kg maintenance cohort previously disclosed. There were 15 on FB102 in Cohort A and 17 in Cohort B. The primary endpoint of the study was mean percent FVASI improvement from baseline assessed by central-review.

The mean percent FVASI improvement from baseline in the ITT population was 29.6% for FB102 (n=32) compared to a mean deterioration of 16.2% for placebo (n=11), for a placebo-adjusted FB102 benefit of 45.8% (p=0.005). The group of 11 placebo subjects in the ITT population had one subject that was not part of the protocol-defined efficacy-evaluable population due to facial hair and that subject also experienced vitiligo progression during the study. The protocol defined efficacy-evaluable population excluded this one placebo subject (n=10) which also provides a more conservative assessment of the FB102 activity.

In the protocol-defined efficacy evaluable population (FB102: 32, PBO:10), FB102 achieved 29.6% mean FVASI improvement from baseline at week 24 vs 7.9% on placebo for a placebo-adjusted FB102 benefit of 21.7% (p-value = 0.020). Response to FB102 was observed early, with statistically significant improvement observed by the day 64 visit (p=0.023), continuing through week 24, after completion of the 12-week treatment period. In Cohort A, FB102 achieved a 28.8% mean FVASI improvement from baseline at week 24 compared to 7.9% for placebo for a placebo-adjusted FB102 benefit of 20.9% (p-value = 0.04) while in Cohort B, FB102 achieved a 30.4% mean FVASI improvement from baseline at week 24 compared to 7.9% for placebo for a placebo-adjusted FB102 benefit of 22.5% (p-value = 0.027).

In subjects with greater disease involvement having baseline FVASI ≥0.75 (approximately one-quarter of face depigmented), FB102 achieved 43.2% mean FVASI improvement from baseline at week 24 compared to 0.5% for placebo treated subjects for a placebo-adjusted FB102 benefit of 42.7% (p-value = 0.006) with 10 of 17 FB102 treated subjects achieving an FVASI50 (58.8%) and 4 of 17 achieving an FVASI75 (23.5%) compared to 0 of 4 achieving FVASI50 and FVASI 75 for placebo subjects (0%). In the protocol-defined efficacy evaluable population 11 of 32 FB102 treated subjects achieved FVASI50 (34.4%) with 4 of 32 FB102 treated subjects achieving an FVASI 75 (12.5%) compared to 1 of 10 placebo subjects achieving FVASI50/75; the placebo FVASI75 responder reinforces the importance of randomized controlled studies and baseline severity when interpreting vitiligo responder endpoints.

FB102 treated subjects continued to improve through week 24 after completion of the 12-week treatment period with an additional 8 percentage point FVASI improvement between week 12 and 24. Among FB102-treated subjects with baseline FVASI ≥0.75 the mean FVASI improvement increased an additional 14 percentage points between week 12 and 24.

84% (27/32) FB102 treated subjects improved from baseline to week 24 following the 12-week treatment period and 0% (0/32) worsened. 27% (3/11) of placebo subject worsened during the 24 week period.

All AEs were mild/moderate with FB102 comparing favorably to placebo, and taken together with the phase1b celiac study, FB102 continues to demonstrate a strong safety profile.

About Forte

Forte Biosciences, Inc. is a clinical-stage biopharmaceutical company that is advancing FB102, which is a proprietary anti-CD122 monoclonal antibody therapeutic candidate with potentially broad autoimmune and autoimmune-related indications.

Forward-Looking Statements

Forte cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the Company’s current beliefs and expectations. Forward-looking statements include statements regarding the Company’s beliefs, goals, intentions and expectations regarding its product candidate, FB102 and the therapeutic and commercial market potential of FB102, expectations for patient enrollment and timing of clinical data readouts. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: risks related to Forte’s ability to obtain sufficient additional capital to continue to advance Forte’s product candidate, FB102; uncertainties associated with the clinical development and regulatory approval of Forte’s product candidate, FB102, including potential delays in the commencement, enrollment and completion of clinical trials, including the timing of the completion of the Company’s patient-based trials; the risk that results from preclinical and any interim result of our ongoing clinical trials may not be predictive of future results from clinical trials; the risk that, notwithstanding the positive data from the Phase 1b vitiligo study and from the previously reported Phase 1b trial in celiac disease, the ongoing Phase 2 celiac disease trial will not produce similar results; risks associated with the failure to realize any value from FB102 in light of inherent risks, expense and difficulties involved in successfully bringing product candidates to market; and additional risks, uncertainties, and other information affecting Forte’s business and operating results is contained in Forte’s Annual Report on Form 10-K for the year ended December 31, 2025 filed on March 31, 2026, Quarterly Report on Form 10-Q filed on May 11, 2026, and in its other filings with the Securities and Exchange Commission. All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Forte undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:
LifeSci Advisors	Forte Biosciences, Inc.
Mike Moyer, Managing Director	Paul Wagner, CEO
mmoyer@lifesciadvisors.com	investors@fortebiorx.com